Exhibit 23.1

CONSENT AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 1, 2019 and September 27, 2019, relating to the consolidated financial statements of Jerrick Media Holdings, Inc. for the year ended December 31, 2018, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

September 27, 2019